EXHIBIT 10.2

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(B)(4) AND 230.406. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND ARE MARKED ACCORDINGLY. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Agreement No.

AMENDED AND RESTATED

STANDARD EXCLUSIVE LICENSE AGREEMENT

WITH SUBLICENSING TERMS

TABLE OF CONTENTS

Section 1	Definitions
Section 2	Grant
Section 3	Due Diligence
Section 4	Compensation
Section 5	Certain Warranties and Disclaimers of UFRF
Section 6	Record keeping
Section 7	Patent Prosecution
Section 8	Infringement and Invalidity
Section 9	Term and Termination
Section 10	Assignability
Section 11	Dispute Resolution Procedures
Section 12	Product Liability; Conduct of Business
Section 13	Use of Names
Section 14	Miscellaneous
Section 15	Notices
Section 16	Contract Formation and Authority
Section 17	United States Government Interests

Appendix A	Development Plan
Appendix B	Development Report
Appendix C	UFRF Royalty Report
Appendix D	Amended and Restated Shareholders and Registration Rights Agreement

This Amended and Restated Standard Exclusive License Agreement with Sublicensing Terms (this “Agreement”) is made and entered into as of February 21, 2006 (the “Amended Agreement Date”), by and between the University of Florida Research Foundation, Inc. (hereinafter called “UFRF”), a nonstock, nonprofit Florida corporation, and Axogen Corporation (hereinafter called “Licensee”), a corporation organized and existing under the laws of Florida. This Agreement amends and restates that certain Standard License Agreement with Sublicensing Terms between UFRF and Licensee dated June 5, 2003. The Effective Date of the Agreement, as amended and restated here, remains June 5, 2003.

WHEREAS, UFRF owns certain inventions that are described in the “Licensed Patents” defined below, and UFRF is willing to grant a license to Licensee under all of the Licensed Patents and Licensee desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1    Definitions

1.1	“Licensed Patents” shall refer to and mean all of the following UFRF intellectual property:

1.1.1	[**];

1.1.2	[**];

1.1.3	[**];

1.1.4	all foreign counterparts, and divisionals and continuations both U.S. and foreign, of the patent applications described in Sections 1.1.1, 1.1.2, and 1.1.3 all to the extent owned or controlled by the University of Florida; and

1.1.5	any reissues or re-examinations of the patents described in Sections 1.1.1, 1.1.2, and 1.1.3.

1.2	“Licensed Product” and “Licensed Process” shall mean:

1.2.1	In the case of a Licensed Product, any product or part thereof developed by or on behalf of Licensee that:

(a)	is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, of a particular country in which any product is made, used or sold; or

(b)	is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, of a particular country in which any such process is used or in which any such product is used or sold; or

(c)	employs or was discovered by Licensee employing Licensed Know-How anywhere in the world.

1.2.2	In the case of a Licensed Process, any process that:

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

(a)	is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents of a particular country in which such process is practiced; or

(b)	employs or was discovered by Licensee employing Licensed Know-How anywhere in the world.

1.3	“Improvements” shall mean any modification of an invention described in the Licensed Patents which, if unlicensed, would infringe one or more claims of the Licensed Patents.

1.4	“Investigator” shall mean Dr. David Muir, during his employment with the University of Florida.

1.5	Know-How means all technology and information disclosed to Licensee known to Investigator relating to the practice of the Patents but not disclosed in the Patents, including but not limited to, information, techniques, biological materials, methods of manufacture, methods of use, and the like, which are not made public by UFRF. Nothing herein withstanding, University of Florida shall have the right to use biological materials for research purposes and to meet all federal and Florida state requirements governing the availability and transfer of biological materials.

1.6	“Licensed Know-How” shall mean the Know-How that UFRF makes available to Licensee pursuant to the terms of this Agreement.

1.7	“Net Sales” shall mean the amount collected on sales of Licensed Product and/or Licensed Processes after deducting, if not already deducted in the amount invoiced:

•	Trade and/or quantity discounts

•	Credits on returns and allowances

•	Outbound transportation and insurance costs paid

•	Applicable Sales Taxes paid to Licensee

1.8	The term “Affiliate” shall mean: (a) any person or entity which controls at least fifty percent (50%) of the equity or voting stock of the Licensee or (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by the Licensee or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of Licensee.

1.9	The term “Sublicensee” shall mean any third party to whom Licensee confers the right to make, use or sell Licensed Product and/or Licensed Processes.

1.10	“Development Plan” shall mean a written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products and/or Licensed Processes to the market. The Development Plan is attached as Appendix A.

1.11	“Development Report” shall mean a written account of Licensee’s progress under the Development Plan having at least the information specified on Appendix B to this Agreement, and shall be sent to the address specified on Appendix B.

1.12	“Licensed Field” shall be limited to the field of medical devices, human therapeutics and human and animal tissue.

1.13	“Licensed Territory” shall be worldwide

1.14	“Services” shall mean professional services specifically required to bring Licensed Products and Licensed Processes to market.

1.15	“Valid Claim” shall mean, with respect to a particular country, a claim of an issued patent or a pending patent application that (a) has not lapsed or become abandoned, disclaimed, denied, revoked, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country and (b) has not been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency for which there is no further right of appeal or for which the right of appeal is waived.

Section 2    Grant

2.1	License.

UFRF hereby grants to Licensee:

(a) an exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, have made, use and sell, offer to sell, have sold and import Licensed Products and/or Licensed Processes;

(b) a non-exclusive license, limited to the Licensed Field and the Licensed Territory under the Licensed Know-How to make, have made, use and sell, offer to sell, have sold and import Licensed Products and/or Licensed Processes.

UFRF reserves to itself and the University of Florida the right, solely for research (including research funded by any commercial sponsors), clinical and educational purposes, to make, and use Licensed Products and/or Licensed Processes, as well as products and/or processes covered in whole or in part by any claims of any Improvements.

2.2	Sublicense.

2.2.1	Licensee may grant written, exclusive or nonexclusive Sublicenses to third parties. Any agreement granting a Sublicense shall state that the Sublicense is subject to the termination of this Agreement. Licensee or Affiliates shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of Licensee. Licensee shall provide a copy of all sublicense agreements to UFRF within thirty (30) days of the effective date of said agreements. UFRF shall maintain the confidentiality of such agreements.

2.2.2	In respect to Sublicenses granted by Licensee under 2.2.1 above, Licensee shall pay to UFRF an amount equal to what Licensee would have been required to pay to UFRF had Licensee sold the amount of Licensed Products sold by such Sublicensee.

2.2.3

Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF. If Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a Sublicense, and such payments are not based directly upon the amount or value of Licensed Products sold by the Sublicensee, then Licensee shall pay UFRF a portion of such payments according to the following schedule in the manner specified in Section 4.5.

If Sublicense of a pharmaceutical:	Portion of payment due to UFRF:
Any time before Phase I FDA clinical trials are completed	[**]%
After Phase I FDA clinical trials but before completion of Phase II trials	[**]%
After completion of Phase II trials but before end of Phase III trials	[**]%
After completion of Phase III trials	[**]%

Section 3    Due Diligence

3.1	Development.

3.1.1	Licensee agrees to and warrants the following:

(a)	it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents;

(b)	it will establish and actively and diligently pursue the Development Plan (see Appendix A ) to the end that the inventions of the Licensed Patents will be utilized to provide Licensed Products and/or Licensed Processes for sale in the retail market within the Licensed Field; and

(c)	until the date of first commercial sale of Licensed Products, it will supply UFRF with a written Development Report annually fifteen (15) days after the end of the calendar year (see Appendix B ).

All development activities and strategies and all aspects of product design and decisions to market and the like are entirely at the discretion of Licensee, and Licensee shall rely entirely on its own expertise with respect thereto. UFRF’s review of Licensee’s Development Plan is solely to verify the existence of Licensee’s commitment to development activity and to ensure compliance with Licensee’s obligations to use commercially reasonable efforts to commercialize the inventions of the Licensed Patents, as set forth above, other than those elements of the Development Plan as designated as Due Diligence milestones in Section 3.1.3.

3.1.2	Jamie Grooms will act as Chief Executive Officer of Licensee as of the Effective Date of this Agreement and will remain as such until replaced by the Licensee’s Board of Directors.

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

3.1.3	Licensee agrees to use commercially reasonable efforts to achieve the milestones described in (a)-(i) of this Section 3.1.3 (to the extent applicable to the Licensed Products and Licensed Processes to be developed under this Agreement) by the target dates specified in (a)-(i) below:

(a)	First commercial sale of a Licensed Product to a retail customer on or before the date thirty-six (36) months from March 1, 2006;

(b)	Establish facilities or enter a contract for outsourced facilities for processing tissue for transplantation and apply to the United States Food and Drug Administration (“FDA”) (or applicable governing body) for approval, if required, to use such facilities for said process, on or before August 1, 2008;

(c)	If any Licensed Products or Licensed Processes are classified as a drug or biologic by the FDA, complete preclinical trials required to initiate Phase I FDA clinical trials for at least one Licensed Product or Licensed Process which is classified as a therapeutic by FDA, on or before the date fifteen (15) months from [**];

(d)	If any Licensed Products or Licensed Processes are classified as a drug or biologic by the FDA, initiate Phase I clinical trials for at least one Licensed Product or Licensed Process which is classified as a therapeutic by FDA, on or before the date twelve (12) months from the date on which milestone 3.1.3(c) is achieved;

(e)	If any Licensed Products or Licensed Processes are classified as a drug or biologic by the FDA, initiate Phase II clinical trials for at least one Licensed Product or Licensed Process which is classified as a therapeutic by FDA, on or before the date twenty-four (24) months from the date on which milestone 3.1.3(d) is achieved;

(f)	If any Licensed Products or Licensed Processes are classified as a drug or biologic by the FDA, initiate Phase III clinical trials for at least one Licensed Product or Licensed Process which is classified as a therapeutic by FDA, on or before the date thirty (30) months from the date on which milestone 3.1.3(e) is achieved;

(g)	If any Licensed Products or Licensed Processes are classified as a drug or biologic by the FDA, file New Drug Application with FDA within eighteen (18) months of completing Phase III clinical trials;

(h)	If any Licensed Products or Licensed Processes are classified as a medical device by the FDA, file initial application required to begin the process to obtain FDA approval for at least one Licensed Product or Licensed Process which is classified by FDA as a medical device, on or before the date fifteen (15) months from [**]; and

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

(i)	If any Licensed Products or Licensed Processes are classified as a medical device by the FDA, file subsequent application required to obtain FDA approval for at least one Licensed Product or Licensed Process which is classified by FDA as a medical device, on or before the date twenty-four (24) months from the date on which milestone 3.1.3(h) is achieved.

The parties recognize that one or more of the target dates may not be achieved despite Licensee’s commercially reasonable efforts, because of scientific or technical difficulties in the product development or manufacturing process, or because the regulatory approval process involves many factors beyond Licensee’s reasonable control. If a relevant milestone is not achieved by the specified target date, UFRF may, in its discretion, request a review (the “Review”) by written notice to Licensee. Within thirty (30) days of its receipt of such request (or such other period as the parties shall mutually agree upon), Licensee shall make a formal presentation to UFRF as to the cause of the delay and the extent of its diligence in moving toward achieving the milestone in question. Should Licensee, despite commercially reasonable efforts, fail to achieve a relevant milestone by the applicable target date,the parties shall meet to discuss and agree on an extension to the relevant target date(s) appropriate under the circumstances, such agreement not to be unreasonably withheld.

If UFRF believes that the failure to achieve the milestone in question was due solely to Licensee’s lack of commercially reasonable efforts, UFRF can commence the process to terminate this Agreement in accordance with Section 9.3 below.

3.1.4 Licensee shall have the right, with 120 days written notice to UFRF, to delete specific fields of use from Licensed Fields. Licensee will no longer be required to achieve Milestones in those fields and UFRF shall have the right to exclusively license those fields of use to other parties.

Section 4    Compensation

4.1	License Issue Fee.

Licensee paid to UFRF a License Issue Fee of [**] ($[**]) within thirty (30) days of the Effective Date, [**]% of which will be credited against future royalty payments, lessening such payments by a total of $[**].

4.2	Issuance of Equity

As further consideration for the rights granted to Licensee by this Agreement, Licensee issued to UFRF 500,000 shares of common stock of Licensee.

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

The issuance of common stock to UFRF under this Section 4.2 is made in accordance with that certain Amended and Restated Shareholders and Registration Rights Agreement by and between UFRF, Licensee and the other parties to such agreement of even date herewith, a copy of which is attached hereto as Appendix D and incorporated by reference herein.

4.3	Running Royalty; Option.

4.3.1	Licensee agrees to pay to UFRF a royalty, on a country by country basis, on Net Sales of Licensed Products and/or Licensed Processes that, but for the license granted under this Agreement, would infringe one or more Valid Claims of Licensed Patents in such country, as follows: in countries where the sale of a Licensed Product or Licensed Process would infringe one or more Valid Claims of Licensed Patents but for this Agreement, Licensee agrees to pay a royalty in an amount equal to [**] percent ([**]%) of Net Sales of such Licensed Product or Licensed Process in such country by Licensee, its Affiliates, or its Sublicenses.

Subject to third party contractual obligations, Licensee shall have, during the term of this Agreement, beginning on the Amended Agreement Date, a first look at, and option to as stated below, any invention, technology, product, or process from the laboratory of [**] within the Licensed Field and a royalty-free license to all non-patentable inventions. The UFRF Office of Technology Licensing shall promptly disclose to Licensee any and all such inventions, technology, products and processes, together with data and information sufficient for Licensee to assess them. Licensee’s “first look” at any such invention, technology, product or process shall be for a period of twenty (20) days from the date of such disclosure, which shall allow the Licensee to decide if it wants to take an exclusive option, for an additional ninety (90) day period, to complete due diligence and determine its interest in licensing such invention, technology, product or process. If during the twenty (20) day “first look” period Licensee decides to exercise its right to the ninety (90) day option, it shall notify UFRF in writing. If during the ninety (90) day option period Licensee decides to exercise its option and take an exclusive license to the invention, technology, product or process, it shall notify UFRF in writing, and the two parties shall promptly and cooperatively work together to finalize and execute the license agreement, within such ninety (90) day period or as soon as reasonably possible thereafter. Such license agreement shall be in substantially the same form as this Agreement, modified as appropriate.

In subsequent license agreements pursuant to this Section 4.3.1., the Licensee shall have: (a) the right to make, have made, use, import, offer to sell, sell and have sold the licensed invention, technology, product or process, and (b) the right to sublicense for purposes of developing, manufacturing or selling the product or process based thereon. UFRF agrees that royalties for such new licenses will be non-cumulative of terms contained in this amended license (that is, royalty rates under the new license agreements will not be added to royalty rates due under this Agreement), where the new inventions, technologies, products and processes are (i) patentable only in combination with the Licensed Product or Licensed Process under this Agreement, or (ii) the Licensed Product

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

or Licensed Process could not have been sold in the marketplace but for the improvement specified in the new invention, technology, product or process, or (iii) the improvement specified in the new invention, technology, product or process could not have been sold in the marketplace but for the Licensed Product or Licensed Process. However, where such new license agreements include any new invention, technology, product or process that is patentable independently of the Licensed Patents under this agreement and is (a) sold as a stand alone product or (b) replaces the Licensed Product or Licensed Process rather than being sold in conjunction therewith, then Licensee shall pay royalties on net sales of such separate product or process independent of whatever royalties may be due on net sales of Licensed Products and Licensed Processes under this Agreement. It is further contemplated that issuance of equity, if any, for such new license agreements shall in no circumstance exceed 15,000 shares of Licensee’s common stock.

4.3.2	Licensee agrees to pay to UFRF a royalty, on a country by country basis, on Net Sales of Licensed Products and/or Licensed Processes that do not infringe any Valid Claims of Licensed Patents in such country, in an amount equal to [**] percent ([**]%) of Net Sales of such Licensed Product or Licensed Process in such country by Licensee, its Affiliates, or its Sublicensees, as long as the Licensed Products and/or Licensed Processes are covered by an issued, and unexpired claim valid in the United States and contained in the Licensed Patents.

4.3.3	If Licensee must pay royalties under licenses for rights from third parties in order to make, use, or sell Licensed Products or Licensed Processes that, but for the license granted in this Agreement, would infringe one or more Valid Claims of Licensed Patents, the royalty due to UFRF on Net Sales of such products shall be reduced [**] ($[**]) for each [**] ($[**]) Licensee is obligated to pay said third party. In no case shall the royalty due to UFRF on Net Sales of Licensed Products and/or Licensed Processes that, but for the license granted in this Agreement, would infringe one or more Valid Claims of Licensed Patents be less than [**] percent ([**]%) unless otherwise specified in this agreement.

4.3.4	Commencing five (5) years from the Effective Date, Licensee shall pay UFRF an amount equal to the greater of (i) the actual royalty payable to UFRF by Licensee pursuant to Sections 4.3.1, 4.3.2 and 4.3.3 and (ii) an amount equal to the following quarterly payments (the “Minimum Royalty”):

Quarterly Payment	Year
$ [**]	Five Years from Effective Date
$ [**]	Six Years from Effective Date and every calendar quarter thereafter on the same date, for the remainder of the term of this Agreement.

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

Licensee shall receive a credit towards subsequent or previous quarterly Minimum Royalty payments in such calendar year for any amounts paid in excess of the Minimum Royalty during such calendar year.

Any Minimum Royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the Minimum Royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual Minimum Royalty due UFRF for other than the same calendar year in which the royalties were earned. However, Licensee’s credit for [**] percent ([**]%) of Actual Milestone Payments (paid pursuant to Section 4.4) shall be credited in multiple calendar years if applicable.

An example of how this Section 4.3.3 may affect Licensee’s payments to UFRF is set forth in the chart below:

Quarter	Actual Earned Royalty	Minimum Royalty	Credit Received (Applied)	Royalty Amount Paid to UFRF
3/31/08	$[**]	$[**]	$[**]	$[**]
6/30/08	$[**]	$[**]	[**]	$[**]
9/30/08	$[**]	$[**]	$[**]	$[**]
12/31/08	$[**]	$[**]	$[**]	$[**]

4.4	Other Payments.

4.4.1	In addition to all other payments required under this Agreement, Licensee agrees to pay UFRF Milestone Payments thirty (30) days after the events in the table below as follows:

Milestone Payments for Licensed Products classified by FDA as Pharmaceuticals:

Payment	Event

$[**]	Initiation of Phase II FDA clinical trials

$[**]	Initiation of Phase III FDA clinical trials

$[**]	FDA Approval

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

Milestone Payments for Licensed Products classified by FDA as Devices:

Payment	Event
$[**]	FDA Premarket Approval (PMA)

$[**]	FDA Approval

In addition, [**] percent ([**]%) of Actual Milestone Payments shall be creditable against earned royalties. Notwithstanding the foregoing Milestone Payments, the Actual Milestone Payments which Licensee shall be obligated to pay to UFRF shall be adjusted based on the proportion of (i) funding invested in Licensee by its founders, officers, directors, employees, advisors, their immediate family members and entities owned or controlled by such individuals (collectively, the “Internal Funding”) and (ii) the funding invested in Licensee by Internal Funding and all other sources (collectively, the “Total Funding”), as follows:

Actual Milestone Payment = Milestone Payment x Internal Funding

                                                                                    Total Funding

For example, if the Internal Funding equals $[**], the Total Funding equals $[**] and the applicable Milestone Payment is $[**], then the Actual Milestone Payment payable by Licensee is $[**]. Up to $[**] of this Actual Milestone Payment may be used as a credit, such that if royalty payments of $[**] were owed, for instance, two quarters after the Actual Milestone of $[**] was paid, then those royalty payments would be reduced to $[**]. Similarly, if this Actual Milestone payment occurred after royalties had already been paid of say, $[**], then this credit would lessen the Actual Milestone payment to $[**].

If Licensee sublicenses the rights to make, use, or sell Licensed Products or Licensed Processes and such sublicensee(s) achieve milestones that trigger Milestone Payments by Licensee, then the Actual Milestone Payments shall equal the Milestone Payments for the Licensed Products or Licensed Processes that have been sublicensed, that would have otherwise been payable as if Licensee achieved such milestone itself.

4.5	Accounting for Payments.

4.5.1	Amounts owing to UFRF under Sections 2.2 and 4.3 shall be paid on a quarterly basis, with such amounts due and received by UFRF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned.

4.5.2	The balance of any amounts which remain unpaid more than thirty (30) days after they are due to UFRF shall accrue interest until paid at the rate of the lesser of one and one-half percent (1.5%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays. Licensee shall also be responsible for repayment to UFRF of any attorney, collection agency, or other out-of-pocket UFRF expenses required to collect overdue payments due from this Section 4.5.2, Section 6.2 or any other applicable section of this Agreement.

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

4.5.3	Except as otherwise directed, all amounts owing to UFRF under this Agreement shall be paid in U.S. dollars to UFRF at the address provided in Section 15.1. All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation—Value of Foreign Currencies on the day preceding the payment.

4.5.4	A certified full accounting statement showing how any amounts payable to UFRF under Sections 2.2 and 4.3 have been calculated shall be submitted to UFRF on the date of each such payment. Such accounting shall be on a per-country and per-Product basis and shall be summarized on the form shown in Appendix C of this Agreement. UFRF shall maintain the confidentiality of such information. In the event no payment is owed to UFRF an accounting demonstrating that fact shall be supplied to UFRF.

4.5.5	All payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on UFRF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to UFRF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.

Section 5    Certain Warranties and Disclaimers of UFRF

5.1	UFRF warrants that, except as otherwise provided under Section 17.1 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

5.1.1	a warranty or representation by UFRF as to the validity or scope of any right included in the Licensed Patents;

5.1.2	a warranty that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

5.1.3	an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

5.1.4	an obligation to furnish any know-how not provided in Licensed Patents or any services other than those specified in this Agreement; or

5.1.5	a warranty or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Licensed Patents which may be similar and/or compete with products made or sold by Licensee.

5.1.6	UFRF warrants that it is exempt from paying income taxes under U.S. law.

5.2	UFRF shall not grant licenses to others to make, use or sell products covered by the claims of the Licensed Patents.

5.3	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UFRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

Section 6    Record keeping

6.1	Licensee and its Sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting referred to above, including without limitation inventory, purchase and invoice records sales analysis, and tax returns relating to the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than six years after they are created, both during and after the term of this Agreement.

6.2	Licensee and its Sublicensee(s) shall take all steps necessary so that UFRF may, within thirty (30) days of its written request, audit, review and/or copy all of the books and records sufficient to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting referred to above, at a single U.S. location to verify the accuracy of Licensee’s and its Sublicensee(s)’s accounting. Such review may be performed by any authorized employees of UFRF as well as by any attorneys and/or accountants designated by UFRF, upon reasonable notice and during regular business hours. UFRF shall maintain the confidentiality of such books and records.

6.3	If a deficiency with regard to any payment hereunder is determined, Licensee and its Sublicensee(s) shall pay the deficiency within thirty (30) days of receiving notice thereof along with applicable interest as described in Section 4.5.2. If a royalty payment deficiency for a calendar year exceeds five percent (5%) of the royalties paid for that year, then Licensee and its Sublicensee(s) shall be responsible for paying UFRF’s out-of-pocket expenses incurred with respect to such review.

6.4	At any time during the term of this Agreement, UFRF may request in writing that Licensee verify the calculation of any past payments owed to UFRF through the means of a self-audit. Within ninety (90) days of the request, Licensee shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within thirty (30) days of the completion of the self-audit, Licensee shall submit to UFRF a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If Licensee has determined through its self-audit that there is any payment deficiency, Licensee shall pay UFRF the deficiency along with applicable interest under Section 4.5.2. with the submission of the self-audit report to UFRF. If Licensee has determined through its self-audit that there is not any payment deficiency, UFRF shall not have the right to request another self-audit for twelve calendar months.

Section 7    Patent Prosecution

7.1	UFRF shall diligently prosecute and maintain the Licensed Patents using counsel selected by UFRF and reasonably acceptable to Licensee. UFRF shall provide Licensee with copies of all patent applications amendments, and other filings with the United States Patent and Trademark Office and foreign patent offices. UFRF will also provide Licensee with copies of office actions and other communications received by UFRF from the United States Patent and Trademark Office and foreign patent offices relating to Licensed Patents. Licensee agrees to keep such information confidential.

7.2	Licensee shall be responsible for and pay all future costs and expenses incurred by UFRF for the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents within thirty (30) days of receipt of an invoice from UFRF. Licensee shall be responsible for and pay all past costs and expenses incurred and invoiced by UFRF for the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents within ninety days (90) of the execution of this amended License Agreement. It shall be the responsibility of Licensee to keep UFRF fully apprised of the “small entity” status of Licensee with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, and to inform UFRF of any changes in such status, within thirty days of any such change.

7.3	UFRF will provide Licensee with prior written notice in the event that UFRF elects not to prosecute and/or maintain a patent application or patent included in the Licensed Patents in any country and, upon such election, Licensee shall have the right to prosecute such patent application or patent in such country or countries (and any additional countries it may choose) at its own discretion and expense. UFRF shall provide Licensee with ninety (90) days prior written notice of its decision, and such notice shall be given no later than ninety (90) days prior to a non-extendable deadline for prosecution or maintenance of such patent application or patent in such country.

7.4	Licensee will provide UFRF with prior written notice in the event that Licensee elects not to pay UFRF for the costs of a patent application or patent included in the Licensed Patents in any country and, upon such election, UFRF shall have the right to prosecute such patent application or patent in such country or countries at its own discretion and expense. With sixty (60) days written notice to Licensee, UFRF shall have the right to license such patent application or patent in such country or countries if patent costs remain nonreimbursed. Licensee shall provide UFRF with ninety (45) days prior written notice of its decision, and such notice shall be given no later than ninety (45) days prior to a non-extendable deadline for prosecution or maintenance of such patent application or patent in such country. Licensee shall have no rights in such patents in such country or countries upon the receipt of such written notice by UFRF, provided that UFRF will provide Licensee sixty days notice of its intention to License such patents in such countries.

Section 8    Infringement and Invalidity

8.1	Licensee shall inform UFRF promptly in writing of any alleged infringement of the Licensed Patents or Licensed Processes by a third party and of any available evidence thereof. UFRF shall inform Licensee promptly in writing of any alleged infringement of the Licensed Patents or Licensed Processes by a third party and of any available evidence thereof.

8.2	Licensee shall have the first right, but shall not be obligated, to prosecute at its own expense any such infringements of the Licensed Patents. If Licensee shall fail, within one hundred twenty (120) days after receiving notice from UFRF of a potential infringement, or providing UFRF with notice of such infringement, to either (a) terminate such infringement or (b) institute an action to prevent continuation thereof including, but not limited to, cross-licensing agreements, marketing agreements, licensing agreements, litigation, etc.; and, thereafter to prosecute such action diligently, or if Licensee notifies UFRF that it does not plan to terminate the infringement or institute such action, then UFRF shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Licensed Patents. If either party prosecutes any such infringement, both parties agree that the prosecuting party may include the other party as a co-plaintiff in any such suit, without expense to such other party (except as provided in Section 8.5).

8.3	No settlement, consent judgment or other voluntary final disposition of the infringement suit may be entered into without the written consent of UFRF and Licensee, which consent shall not unreasonably withheld.

8.4	In the event that either UFRF or Licensee shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by UFRF and/or Licensee for any such suit shall be applied (a) first in satisfaction of any unreimbursed expenses and legal fees of the party prosecuting such infringement in accordance with Sections 8.2 relating to the suit, (b) second in satisfaction of the other party’s unreimbursed expenses and legal fees and (c) the balance remaining from any such recovery, if any, shall be divided as follows: [**].

8.5	In any infringement suit that either party may institute to enforce the Licensed Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.6	In the event a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against Licensee, UFRF, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

8.7	In the event Licensee contests the validity of any Licensed Patents, Licensee shall continue to pay royalties and make other payments pursuant to this Agreement with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court.

Section 9    Term and Termination

9.1	The term of this license shall begin on the Effective Date and continue until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 4.3, once begun, ceases for more than four (4) calendar quarters on all Licensed Products and Processes.

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

9.2	Licensee may terminate this Agreement at any time by giving at least sixty (60) days written notice of such termination to UFRF.

9.3	UFRF may terminate this Agreement by giving Licensee at least sixty (60) days written notice (which notice shall state UFRF’s intent to terminate this Agreement and the basis therefore) if commercial development milestones (to the extent relevant) are not satisfied as specified in Section 3.1.3, and if such failure to achieve such milestones was solely due to Licensee’s lack of commercially reasonable diligence in pursuing such milestones. In such event, this Agreement shall terminate at the end of the notice period specified by UFRF in such notice of termination (at least 60 days) unless (i) the milestone at issue has been achieved prior to the end of such notice period, in which case this Agreement shall continue in full force and effect, or unless (ii), prior to the end of such sixty (60) day period, Licensee disputes in writing that its lack of commercially reasonable diligence was the sole cause of the failure to achieve such milestone by the target date and commences the dispute resolution procedures under Section 11. In such case, this Agreement (including the parties’ respective rights and obligations hereunder) shall remain in full force and effect until the conclusion of the proceedings described in Sections 11.1 and 11.2.

9.4	If Licensee at any time defaults in the timely payment of any monies due to UFRF or the timely submission to UFRF of any Development Report, fails to actively pursue the Development Plan, or commits any breach of any other covenant herein contained, and Licensee fails to remedy, or take steps to diligently remedy, any such breach or default within sixty (60) days after written notice thereof by UFRF, UFRF may, at its option, immediately terminate this Agreement by giving notice of termination to Licensee.

9.5	UFRF may immediately terminate this Agreement upon the occurrence of the second separate default by Licensee within any consecutive twelve (12) month period for failure to pay royalties, patent or any other expenses within thirty (30) days of when due and of when Licensee has been warned by UFRF of such delinquency.

9.6	Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination, and any Minimum Royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall remain obligated to provide an accounting for and to pay running royalties thereon.

Section 10    Assignability

Neither party may assign its rights or obligations under this Agreement, except that Licensee may assign this Agreement in connection with the sale of all or substantially all of the assets or stock of the Licensee, whether by merger, acquisition or otherwise, if the successor assumes all of the Licensee’s obligations hereunder; provided, however, this Section shall not limit Licensee’s right to enter into sublicenses in accordance with the terms of this Agreement.

Section 11    Dispute Resolution Procedures

11.1	Mandatory Procedures.

In the event of any dispute between the parties hereto with respect to any matter in connection with this Agreement, compliance with the procedures set forth in this Section shall be a condition precedent to the filing of any lawsuit, other than for injunctive relief, with respect to such dispute.

11.1.1	The parties agree that representatives designated by the parties shall meet at mutually agreeable times and engage in good faith negotiations at a mutually convenient location to resolve such dispute.

11.1.2	If either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularly the issues that remain in dispute.

11.1.3	Not more than 15 days after the giving of such notice, each party shall deliver to the other party a list of the names, addresses, biographical information and resumes of at least five individuals, any one of whom would be acceptable as a neutral advisor in the dispute (the “Neutral Advisor”) to the party delivering the list. Any individual proposed as a Neutral Advisor shall have experience in determining, mediating, evaluating, or trying commercial litigation and shall not be affiliated with the party that is proposing such individual.

11.1.4	Within ten (10) days after delivery of such lists, the parties shall agree on a Neutral Advisor. If they are unable to so agree within that time, they shall each select one individual from the lists. The individuals so selected shall meet and appoint a third individual from the lists to serve as the Neutral Advisor.

11.1.5	Within 30 days after the selection of a Neutral Advisor:

(a)	each party shall meet separately with the Neutral Advisor on a schedule established by the Neutral Advisor;

(b)	following the meeting described in Subsection (a) above, each party shall make a presentation with respect to its position concerning the dispute at a joint meeting of the parties and the Neutral Advisor; and

(c)	following such joint meeting, each party shall meet separately with Neutral Advisor, who will attempt to facilitate resolution of the dispute.

11.1.6	The expenses of the neutral advisor shall be shared by the parties equally. All other out-of-pocket costs and expenses for the alternative dispute resolution procedure required under this Section shall be paid by the party incurring the same.

11.1.7	Positions taken and statements made during this alternative dispute resolution procedure shall be deemed settlement negotiations and shall not be admissible for any purpose in any subsequent proceeding and shall be treated as confidential information by the receiving party.

11.2	Failure to Resolve Dispute.

If any dispute has not been resolved within 30 days following the joint meeting described in Section 11.1.5(b) above, either party may file appropriate administrative or judicial proceedings with respect to the dispute.

Section 12    Product Liability; Conduct of Business

12.1	Licensee and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, officers, employees, and agents, and the inventors of the Licensed Patents, regardless of whether such inventors are employed by the University of Florida at the time of the claim, harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, whether arising from a third party claim or resulting from UFRF’s enforcing this indemnification clause against Licensee, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption, marketing, or advertisement of Licensed Products or Licensed Process(es) or arising from any right or obligation of Licensee hereunder. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend UFRF’s, the Florida Board of Governors’, the University of Florida Board of Trustees’, the University of Florida’s, and the inventor’s interests.

12.2	Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in producing, manufacturing, selling, marketing, using, leasing, consuming, or advertising the products subject to this Agreement and that such insurance coverage lists UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and the inventors of the Licensed Patents as additional insureds. Within thirty (30) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to UFRF that the coverage is being maintained with UFRF, the University of Florida, and its inventors listed as additional insureds. In addition, Licensee shall provide UFRF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

Section 13    Use of Names

Licensee and its Sublicensee(s) shall not use the names of UFRF, or of the University of Florida, nor of any of either institution’s employees, agents, or affiliates, nor the name of any inventor of Licensed Patents, nor any adaptation of such names, in any sales promotion, advertising, or any other form of publicity without the prior written approval of UFRF in each case, except that Licensee may state that it has received a license from UFRF under one or more or the patents and/or applications comprising the Licensed Patents.

Section 14    Miscellaneous

14.1	This Agreement shall be construed in accordance with the internal laws of the State of Florida

14.2	The parties hereto are independent contractors and not joint venturers or partners.

14.3	Licensee shall insure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C. §287, with respect to all Licensed Products subject to this Agreement.

14.4	This Agreement and its Appendices constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

14.5	Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

14.6	Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. UFRF neither represents that a license is or is not required or that, if required, it shall be issued.

Section 15    Notices

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given

•	when delivered personally,

•	if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below,

•	the second day following the day on which the notice has been delivered prepaid to a national air courier service, or

•	five (5) business days following deposit in the U.S. mail if sent certified mail, return receipt requested:

15.1	If to the University of Florida Research Foundation, Inc.:

President

University of Florida Research Foundation, Inc.

223 Grinter Hall

University of Florida

Post Office Box 115500

Gainesville, FL 32611-5500

Facsimile Number: 352-846-0491

with a copy to:

Office of Technology Licensing

Attn: Director

308 Walker Hall

University of Florida

Post Office Box 115500

Gainesville, Florida 32611-5500

Facsimile Number: 352-392-6600

15.2	If to Licensee:

John Engels

Axogen Corporation

PO Box 357787

Gainesville, FL 32635-7787

With copy to:

Attorney

David G. Bates, Esq.

Gunster Yoakley & Stewart, P.A.

777 South Flagler Dr., Suite 500E

West Palm Beach, FL 33401

Facsimile Number: 561-655-5677

Section 16    Contract Formation and Authority

16.1	No agreement between the parties shall exist unless the duly authorized representative of Licensee and the Director of the Office of Technology Transfer of UFRF have signed this document within thirty (30) days of the Effective Date written on the first page of this Agreement.

16.2	UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

16.3	Force Majuere.

No default, delay, or failure to perform on the part of Licensee or UFRF shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either party’s reasonable control including, but not limited to: strikes, lockouts, or inactions of governmental authorities, epidemics, war, embargoes, fire, earthquake, acts of God, or default of common carrier. In the event of such default, delay or failure to perform, any date or times by which either party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.

Section 17    United States Government Interests

17.1

It is understood that the United States Government (through any of its agencies or otherwise) has funded research, Grant No. RO1 NS37901, during the course of or under which any of the inventions of the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. If required by the United States Government, Licensee agrees that for

Licensed Products covered by the Licensed Patents that are subject to the non-exclusive royalty-free license to the United States Government, said Licensed Products will be manufactured substantially in the United States. Any license granted to Licensee in this Agreement shall be subject to such right.

17.2	Licensee further agrees that it shall abide by all the requirements and limitations of U.S. Code, Title 35, Chapter 38, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.

[ SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE AXOGEN-UF LICENSE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

/s/ David L. Day		Date: 2/22 ,2006
David L. Day
Director, Office of Technology Transfer

ACKNOWLEDGED AND APPROVED:

/s/ David F. Muir IV		Date: 2/23 ,2006
David F. Muir IV

LICENSEE

By:	/s/ Jamie M. Grooms	Date: February 22, 2006

Name and Office: Jamie M. Grooms, CEO

UFRF Ref: UF #- 10569, 10982, 10983

Appendix A

Development Plan

A development plan of the scope outlined below shall be submitted to UFRF by Licensee prior to the execution of this agreement. In general, the plan should provide UFRF with a summary overview of the activities that Licensee believes are necessary to bring products to the marketplace.

I.	Development Program

A.	Development activities to be undertaken

(Please break activities into subunits with the date of completion of major milestones)

1.

2.

3.

4.

B.	Estimated total development time

II.	Governmental Approval

A.	Types of submissions required
B.	Government agency, e.g., FDA, EPA, etc.

III.	Proposed Market Approach

IV.	Competitive Information

A.	Potential competitors
B.	Potential competitive devices/compositions
C.	Known competitor’s plans, developments, technical achievements
D.	Anticipated date of product launch

Total Length: approximately 2-3 pages

Appendix B

Development Report

When appropriate, indicate estimated start date and finish date for activities.

I.	Date Development Plan Initiated and Time Period Covered by this Report.

II.	Development Report (4-8 paragraphs).

A.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

B.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

III.	Future Development Activities (4-8 paragraphs).

A.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.
B.	Estimated total development time remaining before a product will be commercialized.

IV.	Changes to Initial Development Plan (2-4 paragraphs).

A.	Reasons for change.
B.	Variables that may cause additional changes.

V.	Items to be Provided if Applicable:

A.	Information relating to Licensed Products that has become publicly available, e.g., published articles, competing products, patents, etc.
B.	Development work being performed by third parties, other than Licensee, to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.
C.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.
D.	Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products or the Licensed Patents.

PLEASE SEND DEVELOPMENT REPORTS TO:

University of Florida Research Foundation, Inc.

Attn: Director

308 Walker Hall

P.O. Box 115500

Gainesville, FL 32611-5500

Facsimile: 352-392-6600

Appendix C

UFRF Royalty Report

Licensee:	Agreement No.:
Inventor:	P#: P
Period Covered: From: / /2 Through: / /2
Prepared By	Date:
Approved By:	Date:

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type: ☐	Single Product Line Report:
☐	Multiproduct Summary Report. Page 1 of Pages
☐	Product Line Detail. Line: Tradename: Page:
Report Currency: ☐	U. S. Dollars ☐ Other

Country	Gross Sales	* Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year

U.S.A.

Canada

Europe:

Japan

Other:

TOTAL:

Total Royalty:                     Conversion Rate:                     Royalty in U.S. Dollars: $

            The following royalty forecast is non-binding and for UFRF’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter:                    Q2:                     Q3:                    Q4:

* On a separate page, please indicate the reasons for returns or other adjustments if significant.

Also note any unusual occurrences that affected royalty amounts during this period.

To assist UFRF's forecasting, please comment on any significant expected trends in sales volume.

Appendix D

AMENDED AND RESTATED

SHAREHOLDERS

AND

REGISTRATION RIGHTS

AGREEMENT